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                                                                    EXHIBIT 10.1


                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of the 5th day of March, 1999 (the "Effective Date"), by and between Ventas, Inc., a Delaware corporation (the "Company"), and Debra A. Cafaro (the "Executive").

                                 W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer; and

     WHEREAS, the Company and Executive have reached agreement concerning the terms and conditions of her employment and wish to formalize that agreement;

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a period commencing on the Effective Date and continuing through December 31, 2001. The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Executive. The initial term together with all extensions pursuant to the preceding sentence shall be treated as the "Employment Term."

     2. DUTIES. The Company hereby employs Executive and Executive hereby accepts employment with the Company as President and Chief Executive Officer. During the Employment Term, Executive shall have the title, status and duties of President and Chief Executive Officer, shall report directly to the Board of Directors of the Company ("Board"), and shall have duties consistent with and authority comparable to Chief Executive Officers of other publicly-traded REITs, including the designation of senior management. During the Employment Term, the Company shall cause Executive to be a member of the Board. In addition, during the Employment Term, Executive together with the Chairman of the Independent Committee of the Board (or if none, Executive alone) shall have the right to designate an individual (subject to the approval of W. Bruce Lunsford, which approval shall not be unreasonably withheld) who shall be nominated by the Board to serve as a director in lieu of an individual then serving as a director and the Company shall use its best efforts to cause such designated individual to be elected as a director of the Company. It is the parties' intention that if the Board is expanded beyond seven (7) members, that the Executive together with the Chairman of the Independent Committee of the Board (or if none, Executive alone) will have the right to designate additional individuals in accordance with the prior sentence, such that Executive and all such individuals designated pursuant to the preceding sentence shall constitute at least the proportion of the members of the Board as two (2) is to ten (10), and the parties agree to cooperate to effectuate such intention.
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     3.  EXTENT OF SERVICES.  Executive, subject to the direction and control of the Board, shall have the power and authority commensurate with her status as President and Chief Executive Officer and necessary to perform her full-time duties hereunder. During the term, Executive shall devote her working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that competes, conflicts or interferes with the performance of her duties hereunder in any material way.

     4. COMPENSATION. As compensation for services hereunder rendered, Executive shall receive during the Employment Term:

     (a) A base salary at a rate of not less than three hundred thirty five thousand dollars ($335,000) per year in the period from the Effective Date until December 31, 1999, not less than three hundred fifty one thousand seven hundred fifty dollars ($351,750) in calendar year 2000 and in each calendar year thereafter a base salary at a rate no less than 105% of the base salary rate for the immediately prior calendar year. Executive's base salary shall be payable in equal installments in accordance with the Company's normal payroll procedures (but no less frequently than semimonthly). Executive's base salary shall not be reduced after any increase and the term "Base Salary" for purposes of this Agreement shall refer to Executive's base salary annualized, as most recently increased.

     (b) In addition to Base Salary, Executive shall be eligible to receive such other bonuses and incentive compensation as the Board may approve from time to time. Without limitation of the foregoing, Executive shall receive no later than January 31, 2000, a bonus in an amount not less than two hundred thousand dollars ($200,000) for the period ending December 31, 1999.

     5.  BENEFITS.

     (a) Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates. Without limitation of the foregoing, the Company shall provide Executive, without any cost to Executive, with two million dollars of life insurance coverage and executive disability coverage with an "own occupation" definition of disability providing annual benefits of at least 100% of Executive's Base Salary. To the extent any of the benefits or payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount or benefit retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts or benefits under this Section shall be equal to the full amount of the payments or benefits required by this Section.

     (b) Executive shall be granted on the Effective Date one hundred thousand (100,000) shares of common stock of the Company ("Restricted Shares") and certificates evidencing

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Executive's ownership of such Restricted Shares shall be delivered to Executive on or before April 1, 1999. Such Restricted Shares shall vest and be fully transferable at the rate of nine thousand ninety one (9,091) Restricted Shares as of the first day of each calendar quarter beginning April 1, 1999 through the third calendar quarter in 2001 and at the rate of nine thousand ninety (9,090) Restricted Shares as of the first day of the last calendar quarter in 2001. Notwithstanding the foregoing, all remaining unvested Restricted Shares shall vest and be fully transferable immediately upon a Change of Control, the termination of Executive's employment by the Company other than for Cause or by the Executive for Good Reason or the termination of the Executive's employment by death or Disability. The Executive shall have full voting rights with respect to the Restricted Shares and shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Shares, whether or not vested. In addition, Executive shall have customary registration rights with respect to the Restricted Shares as well as the Option Shares described in
Section 5(c) and the Company and Executive shall promptly execute and deliver a registration rights agreement regarding such rights.

     (c) Executive shall be granted on the Effective Date five hundred thousand (500,000) options ("Option") to purchase shares of common stock of the Company ("Shares"), of which the maximum permissible number (calculated based on the vesting schedule described below) shall be treated as incentive stock options ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). The per share exercise price for the Shares to be issued pursuant to the exercise of the Options ("Option Shares") shall be with respect to the ISOs, the closing price of a Share on the New York Stock Exchange on the Effective Date and for the remainder of the Option the lesser of: (i) the closing price of a Share on the New York Stock Exchange on the Effective Date and (ii) the closing price of a Share on the New York Stock Exchange on the one hundred twentieth day after the execution of this Agreement (or the next business day if the one hundred twentieth day after the execution of this Agreement is not a business day). The Option shall be vested and immediately exercisable upon grant with respect to one hundred sixty seven thousand six hundred sixty seven (166,667) Option Shares and shall become vested and immediately exercisable with respect to an additional one hundred sixty seven thousand six hundred sixty seven (166,667) Option Shares on March 5, 2000 and an additional one hundred sixty seven thousand six hundred sixty six (166,666) Option Shares on March 5, 2001. For purposes of this Section, the ISOs shall vest and become immediately exercisable in the same proportion as the remainder of the Option. Notwithstanding the foregoing, the Option shall be vested and immediately exercisable with respect to all Option Shares upon the termination of Executive's employment by the Company other than for Cause or by Executive for Good Reason, termination of Executive's employment by death or Disability or upon a Change of Control; subject only to the following: Upon an Early Change of Control, only two hundred fifty thousand (250,000) Option Shares shall become vested and immediately exercisable as a result of the Early Change of Control. For purposes of this subsection, "Early Change of Control" shall mean an agreement for a Change of Control is executed and approved by the Company's Board on or before July 4, 1999 and a Change of Control occurs in accordance with and pursuant to the specific terms of such agreement. The Options shall remain vested and exercisable for a period of ten years from the date of Option grant regardless of whether

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or when the employment of the Executive terminates. Executive may exercise the
Option in a cashless exercise.

     (d) Executive shall be entitled to participate in such bonus, stock option and other incentive compensation plans of the Company and its affiliates in effect from time to time for executives of the Company. Without limitation of the Company's obligations under Section 4(b), the Company agrees that the existing FFO - based formula under the bonus program and all performance measurements under the Incentive Compensation Plan shall be promptly, formally and equitably revised with downward targets to take into account changed circumstances, if any, of the Company since the date of those plans, as deemed appropriate by the Executive and the Board.

     (e) Executive shall be entitled to four weeks of paid vacation each year, earned on the Effective Date and the first day of each subsequent calendar year. The Executive shall schedule the timing of such vacations in a reasonable manner. The Executive may also be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

     (f) Executive may incur reasonable business related expenses including for promoting the business and expenses for entertainment, travel, cellular telephone and similar items related thereto. The Company shall reimburse Executive for all such reasonable expenses subject to the Company's reimbursement procedures regarding the reporting and documentation of such expenses.

     (g) The Company shall pay or promptly reimburse Executive for all reasonable travel expenses incurred by Executive to travel to and from the Chicago area once each week. In addition, the Company shall pay Executive twenty-five thousand dollars ($25,000) within ten days after the Effective Date in connection with Executive's relocation expenses. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section.

     (h) The Company intends that Section 5(b) and Section 5(c), as well as all other provisions of this Agreement, will be fully operative, effective, binding and enforceable as of the Effective Date and agrees to adopt such employee benefit plans, amendments to employee benefit plans or other arrangements, as applicable, take such other acts and pay such other amounts as are necessary to effectuate the provisions of Section 5(b) and Section 5(c) of this Agreement as well as the other provisions of this Agreement effective on the Effective Date. Without limitation of the foregoing, to the extent Executive experiences any economic or tax or other detriment or diminution in benefit on account of or related to any of such Sections or provisions not being fully operative, effective, binding and enforceable on the Effective Date fully in accordance with the terms and provisions of such Sections or provisions, or any delay or failure to comply with the provisions of such Sections or provisions, the Company shall immediately take such actions, and pay such amounts, as Executive reasonably determines are appropriate so that the Executive achieves at least the same economic, tax and other benefits the Executive would have had if such
Section 5(b) and

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Section 5(c) and such other provisions were fully operative, effective, binding and enforceable in accordance with their terms as of the Effective Date.

     6. LOAN. The Company shall lend to Executive (the "Loan") such funds as are necessary to pay all federal, state, local and other taxes with respect to Restricted Shares as and when the value of such Restricted Shares become includible in Executive's income. For purposes of determining the amount of the Loan, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year of the Loan and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence or place of business, whichever is higher, in the calendar year of the Loan. The principal of the Loan (together with any accrued, unpaid interest) shall be payable on March 5, 2009 and may be prepaid without penalty or premium. The Loan shall bear interest at the lowest applicable federal rate. Such interest shall be payable annually out of and only to the extent of dividends from the vested Restricted Shares. To the extent dividends are not sufficient, interest shall accrue without itself bearing interest except to the extent required to avoid imputed interest. The Loan shall be secured by a pledge of all of the Restricted Shares to which such Loan relates and shall be non-recourse to Executive's assets other than the pledged Restricted Shares. The Loan shall be forgiven and there shall be no obligation to repay the Loan if there is a Change of Control, Executive's employment is terminated by the Company other than for Cause or by the Executive with Good Reason or the Executive's employment terminates by death or Disability. To the extent the Loan or its forgiveness results in taxable income to the Executive, the Company shall pay Executive an amount sufficient for the payment of all federal, state, local and other taxes with respect to the Loan, its forgiveness and the payments pursuant to this Section.

     7.  TERMINATION OF EMPLOYMENT.

     (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death during the Employment Term. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean Executive's absence from duties hereunder for a period of 90 consecutive days within a twelve-month period because of a physical or mental incapacity which is expected to be permanent.

     (b) CAUSE. The Company may terminate Executive's employment during the Employment Term for Cause. For purposes of this Agreement, "Cause" shall mean the Executive's (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of her duties and responsibilities which is directly and materially harmful to the business and reputation of the Company and which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its

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affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and her attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

     (c) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason or otherwise. "Good Reason" shall exist upon the occurrence, without Executive's express written consent, of any of the following events:

          (i) a diminution in Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including the assignment to Executive of any duties inconsistent with Executive's position, authority, duties or responsibilities), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (ii) the Company shall (A) reduce the Base Salary or bonus or incentive opportunity of Executive or (B) reduce (other than pursuant to a uniform reduction applicable to all similarly situated executives of the Company) Executive's benefits and perquisites;

          (iii) the Company shall require Executive to relocate Executive's principal business office to any location more than 30 miles from its location on the Effective Date except that a relocation of the Executive's principal business office to the Chicago business district shall not constitute Good Reason;

          (iv) the Company's failure or refusal to comply with the provisions of this Agreement;

          (v) the Company (1) is a debtor in any bankruptcy case in which an order for relief is entered under any chapter of the federal Bankruptcy Code;
(2) is adjudicated a bankrupt under any bankruptcy, insolvency, or reorganization law; (3) has a receiver of all or a substantial portion of its assets or property appointed; or (4) makes an assignment for the benefit of creditors;

          (vi) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 13(c).

     (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and
(iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days

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after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

     (e) DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

     8. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Following any termination of Executive's employment hereunder for any reason whatsoever, the Company shall pay Executive her Base Salary through the Date of Termination, all amounts earned by Executive through the Date of Termination (including accrued vacation and bonus and expenses incurred but not yet reimbursed), and all amounts owed to Executive pursuant to the terms and conditions of the benefit plans, programs and arrangements of the Company at the time such payments are due. In addition, Executive shall be entitled to the following additional payments and benefits.

     (a) DEATH OR DISABILITY. If, during the Employment Term, Executive's employment shall terminate by reason of Executive's death or Disability, the Company shall pay to Executive (or her designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus Executive would have received for the year of termination of employment. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Executive if Executive's employment had not terminated. In addition, if during the Employment Term, Executive's employment shall terminate by reason of Executive's Disability, the Company shall provide the benefits set forth in
Section 8(b)(2).

     (b) GOOD REASON; OTHER THAN FOR CAUSE. If the Company shall terminate Executive's employment other than for Cause (but not for Disability), or the Executive shall terminate her employment for Good Reason:

          (1) (i) on or before March 5, 2000, the Company shall pay Executive one million five hundred thousand dollars on the Executive's Date of Termination or (ii) after March 5, 2000, the Company shall pay Executive on the Executive's Date of Termination an amount equal to the sum of (x) the prorated portion of the Target Bonus for Executive for the year in which the Date of Termination occurs, plus (y) an amount equal to three (3) times the sum of the Executive's Base Salary and Target Bonus as of the Date of Termination.

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          (2) For a period of two (2) years following the Date of Termination, the Executive shall be treated as if she had continued to be an Executive for all purposes under the Company's Health Insurance Plan and Dental Insurance Plan; or if the Company has not yet established its own Health Insurance Plan and/or Dental Plan or the Executive is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Executive which is equivalent to the coverage provided to Executive as of the Date of Termination. Such benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment if allowed by law.

          (3) For a period of two (2) years following the Date of Termination, Company shall maintain in force, at its expense, all life insurance being provided or required to be provided to the Executive by the Company as of the Date of Termination and shall thereafter enable Executive to assume such life insurance at the Executive's expense.

          (4) For a period of two (2) years following the Executive's Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had she remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

          (5) To the extent not already vested pursuant to the terms of such plan, the Executive's interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement of the Company shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer contributions based upon the Executive's years of service with the Company.

          (6) The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

          (7) Without limitation of Section 5(b) and Section 5(c), Executive shall become vested in all restricted stock awards, stock options and other performance related compensation.

          (8) The Company shall provide Executive with executive office space and an executive secretary (both the office space and secretary shall be of a quality comparable to that the Executive had during the Employment Term) in a city or other locale chosen by Executive for a period of one year after the termination of Executive's employment with an aggregate cost not to exceed $50,000.

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     (c) DEATH AFTER TERMINATION.  In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive's estate.

     9.  CHANGE OF CONTROL.

     (a) Upon any Change of Control on or before March 5, 2000, Executive shall be paid in cash in one lump sum one million five hundred thousand dollars no later than the date of the Change of Control. Upon any Change of Control occurring after March 5, 2000, Executive shall be paid no later than the Change of Control in cash in one lump sum the product of (A) 2.99 and (B) the sum of
(x) the Executive's Base Salary and Target Bonus as of the date of the Change of Control, and (y) the fair market value (determined as of the date of the Change of Control) of any targeted number of restricted shares authorized to be issued to the Executive in respect of the year in which such Change of Control occurs (without regard to any acceleration of the award for such year), assuming for such purpose that all performance criteria applicable to such award with respect to the year in which such Change of Control occurs were deemed to be satisfied.

     (b) For the purposes of all provisions of this Agreement, the term "Target Bonus" shall mean the greater of (i) the highest actual bonus and performance compensation earned by Executive with respect to any of the three preceding calendar years and (ii) the full amount of bonuses and/or performance compensation (including assumed awards granted under the Company's Incentive Compensation Plan) that would be payable to the Executive, assuming all performance criteria (at the highest applicable level) on which such bonus and/or performance compensation are based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

     (c) For purposes of all provisions of this Agreement, the term "Change of Control" shall mean any one or more of the following events:

          (i) An acquisition of any voting or other securities by any "Person" (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("1934 Act") and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d)), such that immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of 20% or more of either (i) any class of then-outstanding equity securities of the Company ("Outstanding Shares") or
(ii) the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that in determining whether a Change of Control has occurred, Outstanding Shares or Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which would cause a Change of Control.

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          (ii)  The individuals who, as of the Effective Date, constituted the
Board (the "Incumbent Board") cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this
Section 9(c)(ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

          (iii) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

                1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, have Beneficial Ownership, directly or indirectly immediately following such merger, consolidation or reorganization, of over 50% of the then outstanding shares of common stock and the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Company") in substantially the same proportion as their Beneficial Ownership of the Outstanding Shares and Voting Securities immediately before such merger, consolidation or reorganization;

                2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

                3) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then Outstanding Shares or Voting Securities) has Beneficial Ownership of 20% or more of the then outstanding shares of the Surviving Company or combined voting power of the Surviving Company's then outstanding voting securities.

          (iv) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company, or the occurrence of the same.

          (v) Approval by the Company's stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company), or the occurrence of the same.

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          (vi)   The occurrence of any transaction which is reasonably likely to result in the Company not continuing to be a real estate investment trust as defined under section 856 of the Code (for example, such as because the Company will not have sufficient qualifying income or assets).

          (vii) Any other event that the Board shall determine constitutes an effective Change of Control of Company.

          (viii) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the Outstanding Shares or Voting Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company which, by reducing the number of Outstanding Shares or Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, and after such acquisition of Shares or Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the then Outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

     10. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. If Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by the Executive to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Gross-Up Payment shall be paid to the Executive within ten (10) days of the Company's receipt of written notice from the Executive that the Excise Tax has been paid, is or was payable or will be payable at any time in the future.

     11. TAX PAYMENT. For purposes of determining the amount of payments pursuant to Sections 5(a), 5(g), 5(h), 6, 10, 12 and 17 and elsewhere in this Agreement, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence or the Executive's place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Executive that taxes are payable.
The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Executive for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by the Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section.

     12. DISPUTES. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys' and accountants' fees of the Executive in connection therewith, including any litigation to enforce any arbitration award. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section.

     13.  SUCCESSORS.

     (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.

     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     14. OTHER SEVERANCE BENEFITS. Executive hereby agrees that in consideration for and subject to the receipt of the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any other plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, except as provided in this Agreement.

     15. PRESS RELEASE. The Company shall not issue or permit to be issued any press release or other public announcement regarding the Executive or the terms of Executive's employment (including related to any termination of Executive's employment for any reason) without Executive's prior approval.

     16. INDEMNIFICATION AND INSURANCE. Beginning on the Effective Date and continuing thereafter, including after the termination of Executive's employment hereunder, the Company shall indemnify, defend and hold the Executive harmless from and against any and all Expenses, liabilities, damages, costs, judgments, penalties, fines and amounts paid in settlement, incurred by Executive in connection with any Proceeding involving her by reason of her being or having been an officer, director, employee or agent of the Company (or any affiliate of the Company) to the fullest extent permitted by law, whether or not Executive is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, and whether or not Executive is successful in such Proceeding. In addition, upon receipt from Executive of (i) a written request for an advancement of Expenses which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that she is not entitled to indemnification under this Agreement or otherwise, the Company shall advance such Expenses to Executive or pay such Expenses for Executive, all in advance of the final disposition of any such matter. The provisions of the preceding two sentences shall survive the termination of Executive's employment hereunder for any reason whatsoever and the termination of this Agreement. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Executive may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws of the Company, any other agreement, a vote of stockholders or a resolution of the Board, or otherwise. For purposes hereof, "Expenses" shall include all reasonable fees and expenses including, without limitation, reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and disbursements and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and "Proceeding" shall include (without limitation) any and all proceedings, including, without limitation, actions, suits, arbitrations, alternative dispute resolution mechanisms, investigations, administrative hearings and other proceedings, whether civil, criminal, administrative or investigative, and whether or not by or in the right of the Company. Beginning on the Effective Date and continuing thereafter, including after the termination of Executive's employment hereunder, Executive shall have coverage under a director's and officer's liability insurance policy in amounts no less than, and on terms no less favorable than those, as provided to officers of the Company as of the Effective Date and in amounts no less than, and on terms no less favorable than those, as provided to the other members of the Board and senior executive officers of the Company from time to time.

     17. ATTORNEY FEES. The Company will pay, or reimburse Executive for, at Executive's discretion, all attorneys fees, costs and expenses incurred by Executive in connection with the negotiation, execution and delivery of this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive's assertion of such rights was in bad faith. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this subsection shall be equal to the full amount of the payments required by this Section.

     18. WITHHOLDING. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

     19. NO MITIGATION. Executive shall have no duty to mitigate her damages by seeking other employment or taking other action by way of mitigation of the amounts payable to the Executive under this Agreement and the payments required hereunder shall not be reduced or offset by any amounts, including compensation from other employment. Further, the Company's obligations to make any payments hereunder shall not be subject to or affected by any set off, counterclaims or defenses which the Company may have against Executive or others.

     20. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:

     If to Executive:

     Debra A. Cafaro
     248 South Avenue
     Glencoe, Illinois  60022

     With a copy to:

     Barack Ferrazzano Kirschbaum Perlman & Nagelberg
     333 West Wacker Drive, Suite 2700
     Chicago, Illinois  60606
     Attention:  Peter J. Barack

     and
     ---

     Debra A. Cafaro
     Ventas, Inc.
     4360 Brownsboro Road, Suite 115
     Louisville, KY  40207-1642

     If to Company:

     Ventas, Inc.
     4360 Brownsboro Road, Suite 115
     Louisville, KY  40207-1642
     Attn:  General Counsel

     Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

     21. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement, including all make-whole provisions of this Agreement, including those set forth in Section 5(h), shall continue to be binding and effective.

     22. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the agreement and definitive term sheet dated March 5, 1999 between the Company and the Executive regarding Executive's employment), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

     23. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     24. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              VENTAS, INC.


                              By:
                                  ----------------------------------------
                                  W. Bruce Lunsford, Chairman of the Board



                              --------------------------------------------
                              Executive

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